EXHIBIT 99.1

At Autobytel Inc.:
 Geri Weinfeld, Director, Investor Relations
Geriw@autobytel.com
949/225-4553

Melanie Webber, Vice President, Corporate Communications
 Melaniew@autobytel.com
949/862-3023

AUTOBYTEL INC. ANNOUNCES Q4 EBITDA PROFITABILITY

IRVINE, CA – January 24, 2002 – Autobytel Inc. (Nasdaq: ABTL) today announced fourth quarter and year-end 2001 financial results.

Highlights Include:

•	Reports Pro Forma EBITDA of $0.01 per share

•	Provides Full Year 2002 EBITDA Guidance of $0.07-$0.09 per share

•	Closes the Year with Domestic Cash Balance of $33 Million

•	2002 Focus on Core Automotive Marketing Services

•	Successful Integration of Autoweb

•	Q4 2001 Financials Include the First Full Quarter of Autoweb

“We are very pleased that Autobytel delivered its first EBITDA profitable quarter on a pro forma basis, especially given the economic climate in 2001,” said Jeffrey Schwartz, President and CEO of Autobytel Inc.

Revenues for the fourth quarter ended December 31, 2001 totaled $20.5 million, compared to revenues of $16.8 million for the fourth quarter ended December 31, 2000, and revenues of $18.2 million in the third quarter ended September 30, 2001, all on a reported basis. Fourth quarter 2001 revenues include revenues from Autoweb which was acquired August 14, 2001.

The Company reported the first pro forma EBITDA profitable quarter in its history. Pro forma earnings before interest, taxes, depreciation, amortization and one-time charges (proforma EBITDA), for the fourth quarter of 2001 were $0.2 million or $0.01 per share. This compares to pro forma EBITDA of $(5.9) million or $(0.29) per share for the fourth quarter of 2000 and, pro forma EBITDA of $(1.9) million or $(0.07) per share for the third quarter ended September 30, 2001.

The Company reported a net loss for the fourth quarter ended December 31, 2001 of $0.9 million or $0.03 loss per share. This compares to a net loss for the fourth quarter ended December 31, 2000 of $3.3 million or $0.16 loss per share, and a net loss for the third quarter ended September 30, 2001 of $3.2 million or $0.13 loss per share.

Net revenues for fiscal 2001 were $71.1 million compared to net revenues of $66.5 million in fiscal 2000, an improvement of seven percent. Net loss in fiscal 2001 was $44.9 million or $1.84 loss per share compared to net loss of $29.0 million or $1.45 loss per share in fiscal 2000. The net loss in fiscal 2001 included goodwill impairment, restructuring, and other charges totaling $34.6 million (See note “e” in the full year financial statements).

As of December 31, 2001, the domestic cash and cash equivalents were $33.0 million.

The Company also reported $28.8 million of cash at Autobytel Europe (ABTE) for European operations. This amount may be reduced substantially as a result of ongoing discussions with other investors in ABTE.

Business Outlook

“Autobytel neither manufactures cars nor sells them. We are an automotive marketing service company responsible for generating over 4% of domestic automotive sales in 2001. We have expanded our marketing platform through acquisition and partnership, and continue to generate more vehicle sales than our next three competitors combined. By focusing on our core business, we are positioning ourselves to garner a greater share of the $21 billion spent annually by manufacturers and dealers on marketing and advertising services,” said Schwartz.

Based on the current economic conditions and the substantial reduction of the aggressive incentive programs that were launched by the automotive manufacturers following the events of September 11, the Company does not anticipate revenue growth in the first half of 2002, based on the fourth quarter 2001 run rate.

The Company expects revenues for the first quarter of 2002 to be flat compared to the fourth quarter of 2001, and for revenues to increase approximately 6 to 10 percent for the full year above fourth quarter 2001 annualized revenues. This represents approximately a 25 percent increase over the full year 2001 revenues.

In the first quarter of 2002, Autobytel expects EBITDA to remain flat versus the fourth quarter of 2001 at approximately $0.01 per share. For the full year 2002, EBITDA is expected to be between $0.07 and $0.09 per share.

Schwartz commented, “In spite of the forecasted downturn in automotive sales, the softness in the advertising market, the virtual elimination of zero percent financing and the overall economic environment, we are focused on increasing EBITDA profitability.”

The Company bases its 2002 business outlook on the following objectives:

•	Expand market share by increasing the number of monetizable purchase requests and the number of dealers using the Company’s marketing services.

•	Core product initiatives designed to improve lead quality and dealer profitability.

•	Strengthen the advertising component of the Company’s business model designed to deliver targeted media products to manufacturers and dealers.

•	Emphasize enterprise sales to automotive manufacturers and major dealer groups across all of the Company’s marketing services.

•	Substantially enhance the quality of the user experience on the Company’s branded websites, Autobytel, Autoweb, CarSmart, and AutoSite.

Key Financial and Operating Metrics

The Company has realigned the organization to focus all resources around four business categories: Program Fees, Advertising, Enterprise Sales, and Other Products and Services.

Revenues: Autobytel reported fourth quarter revenues of $20.5 million, of which, $14.8 million was related to program fees, $2.3 million was related to advertising, $1.8 million was related to enterprise sales and $1.7 million was related to other products and services.

Pro Forma Operating Expenses: Total pro forma operating expenses in the fourth quarter of 2001, as described in the section on pro forma results, were $20.3 million. Sales and marketing expenses totaled $12.5 million or 61% of revenues, compared to 66% of revenues in the third quarter of 2001. These expenses include online marketing programs and dealer sales costs. Product development and technology costs totaled $5.0 million, or 24% of revenues in the fourth quarter of 2001, compared with 27% of revenues in the third quarter of 2001. General and administrative costs totaled $2.9 million, or 14% of revenues in the fourth quarter of 2001, compared with 18% of revenues in the third quarter of 2001.

Unique Visitor Count: Autobytel’s four web site properties, Autobytel.com, Autoweb.com, Carsmart.com and AutoSite.com, received 9 million unique visitors in the fourth quarter of 2001 according to Nielsen Net Ratings, positioning the Company as the number one online car-buying network.

Headcount: As of December 31, 2001, the Company had 264 employees down from 315 in the third quarter of 2001. This reduction was achieved through the continued integration of Autoweb and resulting efficiencies.

Dealer Count: The Company has revised its methodology of counting dealers to reflect its operation of three separate Internet car buying brands. Based on that revision, its third quarter count would have been in excess of 6,900. As of December 31, 2001, the Company reported approximately 6,800 dealer relationships. The reduction in dealer count was due to a decline in dealer relationships at the Company’s CarSmart brand. Both Autobytel.com and Autoweb.com brands had increases in dealer count from the third quarter of 2001. These dealer counts exclude more than 2,000 dealer relationships at the end of the fourth quarter, generated through our Enterprise Sales initiatives and to whom marketing services are delivered.

Used Car Program: As of December 31, 2001 the Company had approximately 145,000 vehicles listed on its websites. “More than one-third of used vehicle buyers log on the Internet to help them during the shopping process and that number is expected to grow considerably. The used car market represents a significant opportunity and we intend to further expand our used car program,” said Schwartz.

Fourth Quarter Highlights

Acquisition: The integration of Autoweb during the fourth quarter continued to progress smoothly and generated additional efficiencies. The Company now owns and operates four website properties, Autobytel.com, Autoweb.com, Carsmart.com and AutoSite.com, as well as AIC (Automotive Information Center), a leading provider of automotive marketing data and technology.

Automotive Manufacturer Relationships: At the end of the fourth quarter 2001, Autobytel had relationships with 30 automotive manufacturers that either use its data, content, and tools or advertise on one of its four web sites. The Company launched the new AutoSuite 2002 product with Ford in October. Of the total advertising revenue in the fourth quarter, 70 percent came from the Company’s relationships with leading automotive manufacturers. The remaining 30 percent came from other automotive related companies.

Yahoo! Autos: In December 2001, the Company announced a marketing relationship with Yahoo! Autos, allowing consumers to submit purchase requests for both new and used vehicles that are distributed to dealers participating in the Autobytel, Autoweb and Carsmart programs.

Car Sales: The J.D. Power & Associates 2001 New Autoshopper.com Study found that Autobytel.com generated more vehicle sales than any other web site for the third year in a row.

Pro Forma Results

The pro forma operating results exclude the following items on the Company’s statements of operations:

•	Goodwill impairment

•	International restructuring and related charges

•	Domestic restructuring and other charges

•	Depreciation, amortization and stock-based compensation

•	Executive severance payments

A reconciliation of GAAP (Generally Accepted Accounting Principles) to pro forma is included in the attached financial statements.

Conference Call

In conjunction with Autobytel Inc.’s fourth quarter and year-end 2001 earnings release, there will be a conference call broadcast live over the Internet today, January 24, 2002, at 4:30 PM ET. Links to the web cast conference call follow:

http://www.irconnect.com/abtl/pages/conference.mhtml

The Webcast will be archived within 24 hours of the end of the call until the next quarter earnings announcement. To listen to the archived Webcast go to:
http://www.autobytel.com/info/investor.

About Autobytel Inc.

     Autobytel Inc. (Nasdaq: ABTL), the world’s largest Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing and CRM (customer relationship management) programs. Autobytel Inc. owns and operates the popular websites Autobytel.com, Autoweb.com, Carsmart.com and Autosite.com, as well as AIC (Automotive Information Center), a leading provider of automotive marketing data and technology. Autobytel Inc. generated an estimated four percent of all domestic new vehicle sales — $17 billion in car sales in 2001 — for dealers through its websites. With approximately 8,800 dealer relationships and 30 international automotive manufacturer customers, Autobytel Inc. is the largest syndicated car-buying content network, reaching millions of unique visitors as they are making their vehicle buying decisions. Autobytel Inc. content and technology has potential exposure to over 90 percent of total web traffic.(1)

(1)	Jupiter Media Metrix October 2001 Digital Media Audience Report (Autobytel Inc. sites is the unduplicated audience of the Autobytel and Autoweb properties and Carsmart.com. The car-buying and ownership category as defined by Autobytel. Autobytel Inc. provides content to Yahoo! Inc., AOL websites, MSN.com and Lycos.com. The unduplicated audience of these four sites accounts for over 90 percent of total traffic.)

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of recent or future terrorist attacks, increased dealer attrition, increased pressure on program fees, increased or unexpected competition, that actual costs and expenses exceed the charges taken by the company, the company’s failure to realize anticipated synergies related to the merger with Autoweb and difficulties associated with successfully integrating the parties’ businesses and technologies, changes in laws and regulations and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2000, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

New Revenue Line Item Classification

Autobytel Inc.
SUPPLEMENTAL INFORMATION
(Amounts in thousands)

	Q4 2001	Q3 2001

Revenues
Program fees	$14,769	$13,162
Advertising	2,290	1,313
Enterprise sales	1,767	1,843
Other Products and Services	1,679	1,864

Total revenue	$20,505	$18,182

•	Program Fees include sales of the Company’s Autobytel.com, Autoweb.com, Carsmart.com and Cyberstore programs and ancillary services. Revenues associated with dealer groups and automotive manufacturers have been moved to Enterprise Sales.

•	Advertising revenues, previously in related products and services, are separately identified due to a stepped up focus on connecting automotive marketers with the Company’s unique visitors. A separate media sales division was formed to help drive this effort.

•	Enterprise Sales, previously reported in automotive manufacturer fees, represent fees from automotive manufacturers and dealer groups.

•	Other Products and Services used to be reported as related products and services and now also includes revenues from international.

Autobytel Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

(unaudited)

ASSETS

	December 31,	December 31,
	2001	2000

Current assets:
Domestic cash and cash equivalents, includes restricted amounts of $2,994 and $29, respectively	$33,000	$47,787
International cash and cash equivalents, includes restricted amounts of $53 and $15,000, respectively	28,837	34,158
Accounts receivable, net of allowance for doubtful accounts of $7,109 and $2,185, respectively	8,519	5,947
Prepaid expenses and other current assets	4,419	4,127

Total current assets	74,775	92,019
Property and equipment, net	2,889	2,537
Investments	—	1,353
Goodwill, net	8,644	23,755
Capitalized software, net	4,319	3,338
Notes receivable	—	530
Other assets	154	86

Total assets	$90,781	$123,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,108	$9,828
Accrued expenses	9,005	7,519
Deferred revenues	4,708	5,669
Customer deposits	92	185
Other current liabilities	300	371

Total current liabilities	23,213	23,572
Long-term liabilities	—	47

Total liabilities	23,213	23,619

Minority interest	7,173	8,193
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 30,969,377 and 20,336,083 shares issued and outstanding, respectively	31	20
Warrants	—	1,332
Additional paid-in capital	203,280	186,097
Accumulated other comprehensive loss	(2,438)	(16)
Accumulated deficit	(140,478)	(95,627)

Total stockholders’ equity	60,395	91,806

Total liabilities and stockholders’ equity	$90,781	$123,618

Note:

     Balances as of December 31, 2001 include Autoweb acquired on August 14, 2001.

Autobytel Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended December 31,

(Amounts in thousands, except share and per share data)

(unaudited)

	Fourth Quarter 2001(a)				Fourth Quarter 2000

	As	Pro Forma			As	Pro Forma
	Reported	Adjustments		Pro Forma	Reported	Adjustments		Pro Forma

Revenues
Program fees	$14,769	$—		$14,769	$13,788	$—		$13,788
Advertising	2,290	—		2,290	313	—		313
Enterprise sales	1,767	—		1,767	—	—		—
Other products and services	1,679	—		1,679	2,708	—		2,708

Total revenues	20,505	—		20,505	16,809	—		16,809

Operating expenses:
Sales and marketing	12,501	(39	)(c)	12,462	14,895	(89	)(c)	14,806
Product and technology development	6,241	(1,265	)(c),(d)	4,976	4,788	(211	)(c)	4,577
General and administrative	4,008	(1,123	)(c),(d)	2,885	3,826	(532	)(c)	3,294
Goodwill impairment	1,253	(1,253	)(e)	—	—	—		—
International restructuring and related charges	(3,973)	3,973	(e)	—	—	—		—
Domestic restructuring and other charges	1,399	(1,399	)(e)	—	—	—		—

Total operating expenses	21,429	(1,106)		20,323	23,509	(832)		22,677

Loss from operations, as reported	(924)				(6,700)
Pro forma EBITDA(b)		1,106		182		832		(5,868)
Interest income, net	548	—		548	1,416	—		1,416
Foreign currency exchange gain (loss)	1	—		1	1,653	—		1,653
Equity loss in unconsolidated subsidiary	—	—		—	—	—		—
Other income	—	—		—	9	—		9

Loss before minority interest and provision (benefit) for income taxes	(375)	1,106		731	(3,622)	832		3,078
Minority interest	(523)	—		(523)	369	—		369

Loss before provision (benefit) for income taxes	(898)	1,106		208	(3,253)	832		(2,421)
Provision (benefit) for income taxes	(2)	—		(2)	—	—		—

Net income (loss)	$(896)	$1,106		$210	$(3,253)	$832		$(2,421)

Income (loss) from operations/ EBITDA per share
Basic	$(0.03)			$0.01	$(0.33)			$(0.29)
Diluted	$(0.03)			$0.00	$(0.33)			$(0.29)
Net loss per share
Basic	$(0.03)			$0.01	$(0.16)			$(0.12)
Diluted	$(0.03)			$0.01	$(0.16)			$(0.12)
Shares used in computing loss per share
Basic	30,967,765			30,967,765	20,336,083			20,336,083
Diluted	30,967,765			37,260,219	20,336,083			20,336,083

Notes:

(a)	All results include Autoweb from August 14, 2001 through December 31, 2001.

(b)	EBITDA calculated as a pro forma loss from operations, excluding the adjustments described in notes (c), (d) and (e) below.

(c)	Adjustments for depreciation, amortization and stock compensation expenses of $921 and $832 for 2001 and 2000, respectively.

(d)	Adjustments for severance payments for executives totaling $1,506.

(e)	Adjustments for goodwill impairment, restructuring and one-time charges and (benefits) totaling $(1,321).

Autobytel Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31,

(Amounts in thousands, except share and per share data)

(unaudited)

	2001(a)				2000

	As	Pro Forma			As	Pro Forma
	Reported	Adjustments		Pro Forma	Reported	Adjustments		Pro Forma

Revenues
Program fees	$52,306	$—		$52,306	$53,843	$—		$53,843
Advertising	4,321	—		4,321	2,062	—		2,062
Enterprise sales	6,610	—		6,610	—	—		—
Other products and services	7,831	—		7,831	10,627	—		10,627

Total revenues	71,068	—		71,068	66,532	—		66,532

Operating expenses:
Sales and marketing	50,648	(197	)(c)	50,451	65,266	(335	)(c)	64,931
Product and technology development	20,410	(2,349	)(c),(d)	18,061	22,847	(819	)(c)	22,028
General and administrative	14,973	(2,294	)(c),(d)	12,679	13,797	(2,019	)(c)	11,778
Goodwill impairment	22,867	(22,867	)(e)	—	—	—		—
International restructuring and related charges	7,229	(7,229	)(e)	—	—	—		—
Domestic restructuring and other charges	4,514	(4,514	)(e)	—	—	—		—

Total operating expenses	120,641	(39,450)		81,191	101,910	(3,173)		98,737

Loss from operations, as reported	(49,573)				(35,378)
Pro forma EBITDA(b)		39,450		(10,123)		3,173		(32,205)
Interest income, net	3,338	—		3,338	6,114	—		6,114
Foreign currency exchange gain (loss)	426	—		426	(106)	—		(106)
Equity loss in unconsolidated subsidiary	(500)	—		(500)	—	—		—
Other income	—	—		—	9	—		9

Loss before minority interest and provision (benefit) for income taxes	(46,309)	39,450		3,264	(29,361)	3,173		6,017
Minority interest	1,485	—		1,485	369	—		369

Loss before provision (benefit) for income taxes	(44,824)	39,450		(5,374)	(28,992)	3,173		(25,819)
Provision (benefit) for income taxes	27	—		27	42	—		42

Net loss	$(44,851)	$39,450		$(5,401)	$(29,034)	$3,173		$(25,861)

Income (loss) from operations/ EBITDA per share
Basic	$(2.03)			$(0.41)	$(1.76)			$(1.61)
Diluted	$(2.03)			$(0.41)	$(1.76)			$(1.61)
Net loss per share
Basic	$(1.84)			$(0.22)	$(1.45)			$(1.29)
Diluted	$(1.84)			$(0.22)	$(1.45)			$(1.29)
Shares used in computing loss per share
Basic	24,403,609			24,403,609	20,047,173			20,047,173
Diluted	24,403,609			24,403,609	20,047,173			20,047,173

Notes:

(a)	All results include Autoweb from August 14, 2001 through December 31, 2001.

(b)	EBITDA calculated as a pro forma loss from operations, excluding the adjustments described in notes (c), (d) and (e) below.

(c)	Adjustments for depreciation, amortization and stock compensation expenses of $3,334 and $3,173 for 2001 and 2000, respectively.

(d)	Adjustments for severance payments for executives totaling $1,506.

(e)	Adjustments for goodwill impairment, restructuring and one-time charges and (benefits) totaling $34,610.